Exhibit 10.20

FORM OF MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (as further amended, restated or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”) is made as of the 23 day of July, 2007 (“Effective Date”) between GREEN EAGLE INVESTMENTS N.V., a company incorporated in the Netherlands Antilles with limited liability, having its principal place of business at Schottegatweg Oost 18, Curacao, Netherlands Antilles (the “Owner”) and TEXTAINER EQUIPMENT MANAGEMENT LIMITED, an exempted company organized under the laws of Bermuda with limited liability, having its registered office at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda (“TEML” or the “Manager”).

RECITALS

A. The Owner intends to acquire by way of a sale share and purchase agreement (“SPA”) one hundred per cent of the shares in Capital Lease Limited, a company duly organized under the laws of Hong Kong, registered with the Companies House under no. 616161 (“Capital Lease”). Capital Lease and its wholly owned subsidiaries, Capital Lease inc. (Miami, USA), Capital Lease GmbH (Hamburg, Germany), Capital Lease Assets Limited (Hong Kong) and Capital (Yangpu) Container Service Co. Ltd. (China) (these subsidiaries collectively “Subsidiaries”; the Subsidiaries and Capital Lease together “Capital Group”, each of the Companies a “Capital Company”) are involved in the business of leasing Containers (as defined herein) which they either own or lease from third parties; and

B. After the consummation of the SPA and certain restructurings envisaged by the Owner with respect to the Capital Group for the period after consummation of the SPA the Owner will directly or indirectly (through Capital Lease Group and other Affiliates and companies controlled by it) be the owner or lessee of the Owner Containers (as defined herein); and

C. TEML is in the business of leasing Containers to shipping lines and other Container users, and is experienced in the administration of a Container-management company; and

D. Pursuant to (i) that certain First Agreement as of July 23, 2007, between TEML and the Owner pertaining to certain Containers currently managed by Capital Lease and its subsidiaries and not listed in the Second Purchase Agreement (the “TEML Purchase Agreement”), (ii) the Second Agreement, as of July 23, 2007, between TEML and the Owner pertaining to certain Containers listed therein and currently managed by Capital Lease and its subsidiaries (the “Second Purchase Agreement”), (iii) and the Second Management Services Agreement, as of July 23, 2007, between TEML and the Owner pertaining to the management of the Containers contemplated in the Second Purchase Agreement, and subject to the execution and consummation of the SPA, the Owner desires to contract with TEML to manage the operation and leasing of the Owner Containers, and TEML desires to operate and lease the

Owner Containers as part of the Managed Containers (as defined herein), and to perform certain specified administrative duties for the Owner, all as herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in this Clause 1. The Index of Definitions attached hereto sets forth an index of the defined terms contained herein.

“Affiliate” means, when used with reference to a specified Person, any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such Person, but that individual or entity shall be deemed an Affiliate of such Person only so long as such control continues to exist. For purposes of this definition, “control” or “controlled” or “controlling” or any variation thereof shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the sake of clarity, (i) the direct or indirect beneficial ownership of more than ten percent (10%) of the outstanding capital stock (or other ownership interests) of a corporation or other entity having the ordinary voting power to elect directors or their equivalent managing authority shall be presumed to be a controlling interest, and (ii) none of TEML or any of its Affiliates shall be considered an Affiliate of the Owner or any of its respective Affiliates for any purpose.

“Applicable Law” means, with respect to a party, all laws, treaties, judgments, decrees, injunctions, writs, rules, regulations, orders, directives, concessions, licenses and permits of any Governmental Authority applicable to the party or its properties or business in any jurisdiction where the party has been organized or is domiciled or maintains operations or conducts its business in any material respect.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hong Kong and Netherlands Antilles.

“Casualty Loss” means any of the following events with respect to any Container: (a) the actual total loss or compromised total loss of such Container, (b) the loss, theft or destruction of such Container, (c) thirty (30) days following the Manager’s determination in its sole discretion that such Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (d) the seizure, condemnation or confiscation of such Container for a period exceeding sixty (60) days, or (e) if such Container is subject to a Lease, such Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Container.

“Casualty Proceeds” means, for any accounting period, all proceeds due to the Manager, as agent of Owner (or the relevant Capital Companies), from (i) a Lessee, (ii) the insurance specified in Clauses 9.1 and 9.2, and (iii) any other source, to compensate Owner (or the relevant Capital Companies) for a Casualty Loss with respect to an Owner Container.

“CEU” means a fixed unit of measurement, which expresses the ratio of the cost of a Container to the cost of a twenty (20) foot standard dry freight Container. The CEU value for each type of Container is shown on Schedule 1 to this Agreement.

“Container” means any dry cargo, refrigerated, open top, flat rack, domestic storage, tank, high cube or other type of marine or intermodal container (including any related equipment).

“Container Debt” means the liabilities of the Owner under (i) the Senior Facility Agreement for US$ 335,000,000 senior revolving facility, which shall be executed on or around July 23, 2007, by and among Green Eagle Investments N.V. as borrower, DVB Bank America N.V. as mandated lead arranger, ING Bank N.V. as Agent, Senior Facility Arranger and Security Agent and the Lenders named therein (“Senior Facility Agreement”); and (ii) the Junior Revolving Facility Agreement for US$100,000,000 junior revolving facility which shall be executed on or around July 23, 2007, by and among Green Eagle Investments N.V. as borrower, DVB Bank America N.V. as the junior agent, DVB Bank America N.V. as the junior arranger, ING Bank N.V. as security agent and the Lenders named therein.

“Finance Lease” means, as of any period of determination, any Lease of one or more Containers that satisfies the criteria for classification on the balance sheet of the Owner as a capital lease pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.

“Finance Lease Payments” means, for any period of determination, all amounts received by the Manager, on behalf of the Owner (or the relevant Capital Companies), in connection with the ownership, use or operation of any Owner Containers that are subject to a Finance Lease, including but not limited to balloon payments, rental, handling, Location Revenue and other rental-related charges arising from the leasing of such Owner Containers, but excluding Miscellaneous Owner Proceeds, Casualty Proceeds, Indemnification Proceeds and Sales Proceeds.

“GAAP” means those generally accepted accounting principles in the United States as in effect from time to time. Unless otherwise defined or the context otherwise requires, all accounting terms used herein shall be construed, and all accounting determinations and computations required hereunder shall be made, in accordance with GAAP in effect on the date on which they are applied, and shall be applied consistently throughout the relevant periods.

“Governmental Authority” means (a) any national, state or other sovereign government, and any federal, regional, state, provincial, local, city government or other political subdivision, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Gross Revenue” means all revenue (without reduction for expenses or costs), calculated on an accrual basis in accordance with GAAP, earned in connection with the ownership, use or operation of a Container, including, but not limited to, rental, handling, Location Revenue, damage protection, interchange fees and other rental-related charges arising from the leasing of such Container, but excluding Miscellaneous Owner Proceeds, Casualty Proceeds, Indemnification Proceeds, Finance Lease Payments and Sales Proceeds.

“Indemnification Proceeds” means, for any accounting period, all proceeds received by the Manager on a cash basis, on its own behalf or as agent of Owner (or the relevant Capital Companies), from Lessees pursuant to the Leases, insurance or other sources, including amounts received on a cash basis from the insurance specified in Clauses 9.1 and 9.2, as payment for indemnification of Manager and/or Owner (or the relevant Capital Companies) against liability and loss (other than a Casualty Loss to the extent that Casualty Proceeds compensate Owner (or the relevant Capital Companies) for such Casualty Loss) with respect to the Owner Containers.

“Independent Accountant” means an independent certified public accounting firm of recognized national standing in the United States.

“Knowledge” means, with respect to a Person and a particular fact or other matter, such Person is actually aware of such fact or other matter. Each party hereto shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective directors, officers or employees with the authority to establish policy for the party is actually aware of such fact or other matter.

“Lease” means a Lease, as such term is defined in the TEML Purchase Agreement, which is not governed by the Second Purchase Agreement, or a lease, or a sublease, of one or more Owner Containers between the Owner, the Manager or an Affiliate of the Manager or Owner (or their predecessors in interest) as a lessor or sublessor or agent and a Lessee.

“Lenders” means the Lenders as defined in the Senior Facility Agreement.

“Lenders’ Security Agent” means ING Bank N.V. Netherlands as Security Agent for the Lenders and Finance Parties as defined in that certain senior facility agreement.

“Lessee” means the lessee or sublessee of one or more Owner Containers under a Lease, other than Leases governed by the Second Purchase Agreement.

“Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind, except that the term does not include Leases.

“Location Revenue” means the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of Containers in geographic locations, including but not limited to Container pick-up charges and Container drop-off charges.

“Managed Containers” means all of the Containers managed by the Manager as of the relevant date of determination, including, but not limited, to the Owner Containers.

“Manager Collection Account” means any of the bank accounts titled as such that have been established and maintained by the Manager into which account all Gross Revenue, Miscellaneous Owner Proceeds, Casualty Proceeds, Finance Lease Payments and Sales

Proceeds, in each case for the Managed Containers, are deposited and from which all Operating Expenses for the Managed Containers are paid.

“Manager Reports” means fleet statements, revenue summary reports and unit status reports, in the format which the Manager uses for the Managed Containers, which itemize by container type in total dollars and on a per unit or CEU per-day basis: Gross Revenue, Operating Expenses, NOI, utilization, Container additions, disposals, lease outs and returns and on-hire status for the Owner Containers, or the relevant portion thereof, such reports to include the information listed in Schedule 2 hereto, and to be substantially in the form set forth in Schedule 2.

“Management Rights Collateral” means all of (i) the Owner Containers, (ii) the Leases, all chattel paper, documents, instruments, schedules, supplements, amendments, modifications, renewals and extensions in relation thereto, all guaranties and other credit support with respect to the foregoing, all rentals, payments and monies due and to become due with respect to the foregoing, and all rights to terminate or compel performance thereof, and (iii) all proceeds of the foregoing.

“Master Lease” means a Lease, other than a Finance Lease or a Term Lease.

“Miscellaneous Owner Proceeds” means amounts, other than Casualty Proceeds, Indemnification Proceeds and Sales Proceeds, due to the Manager, as agent of the Owner (or the relevant Capital Companies): (a) from the manufacturers or sellers of Owner Containers for breach of sale warranties relating thereto, (b) from Lessees for repair rebill proceeds on Owner Containers which are designated for sale, and (c) in payment or settlement of any claims, losses, disputes or Proceedings relating to the Owner Containers, including proceeds from the insurance specified in Clauses 9.1 and 9.2 for damage to such Owner Containers.

“NOI” means, for any accounting period, Gross Revenue for the Owner Containers, or the relevant portion thereof, for such period minus Operating Expenses for the Owner Containers, or the relevant portion thereof, for such period.

“Operating Expenses” means all direct and indirect expenses and costs, calculated on an accrual basis in accordance with GAAP, incurred in connection with the ownership, use and/or operation of Containers, including but not limited to: (i) agency costs and expenses; (ii) depot fees, handling, and storage costs and expenses; (iii) survey, maintenance and repair expenses (including the actual or estimated cost of repairs to be made pursuant to a damage protection plan); (iv) repositioning expense; (v) the cost of inspecting, marking and remarking such Containers, except for factory inspection costs associated with the acquisition of new Containers pursuant to Clause 3.4; (vi) third-party fees and expenses for bankruptcy recovery; (vii) bad debt expense; (viii) audit fees related to the annual review by the Manager’s Independent Accountant of the Gross Revenue, Operating Expenses and Management Fees for the Managed Containers (but excluding the accounting fees for the audit or accounting work referenced in Clause 7.2) (such costs to be allocated on a proportional CEU basis to the Containers); (ix) expenses, liabilities, claims and costs (including without limitation reasonable attorneys’ fees) incurred in connection with enforcing rights under the Leases of such Containers or repossessing such Containers; (x) insurance expense (including without limitation insurance obtained by the

Manager pursuant to the provisions of Clause 3.1(h) and Clause 9); (xi) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against such Containers, including but not limited to ad valorem, gross receipts and other property taxes imposed against such Containers or against the revenues generated by such Containers, but excluding for the avoidance of doubt any income or franchise or net profits or similar taxes or any interest or penalties or additions related thereto imposed on the Manager in respect of its services; (xii) expenses, liabilities, claims and costs (including without limitation reasonable attorneys’ fees) incurred by the Manager or made against the Manager by any third party arising directly or indirectly (whether wholly or in part) out of the state, condition, operation, use, storage, possession, repair, maintenance or transportation of such Containers; (xiii) expenses and costs (including without limitation reasonable attorneys’ fees) of pursuing claims against manufacturers or sellers of such Containers on behalf of the owner or lessors of such Containers; and (xiv) non-recoverable sales and value-added taxes on such expenses and costs. Notwithstanding the foregoing, Operating Expenses shall in no event include (w) the Management Fee; (x) any general or administrative expenses of the Manager; (y) any costs included in the definition of Sales Proceeds; or (z) any depreciation or amortization expense.

“Owner Bank Account” shall be the Collection Account as in the Senior Facility Agreement, which is the account the Owner has designated to the Manager as the account to which all payments from the Manager to the Owner under the terms of this Agreement are to be deposited.

“Owner Containers” means (i) at the time of the consummation of the SPA the Containers owned or leased-in by Capital Lease or one of the Subsidiaries (but excluding, for the avoidance of doubt, any Containers managed by Capital Lease on behalf of P&R Equipment & Finance Corp. (“P&R”) or any Containers which are governed by the Second Purchase Agreement), and (ii) thereafter any Containers owned or leased-in by the Owner, by Capital Lease or any of the Subsidiaries or by companies controlled by the Owner or Affiliates thereof and managed by the Manager hereunder, as of the relevant date of determination, excluding any Terminated Owner Containers; provided however that the addition of any Containers as Owner Containers after the Effective Date shall be subject to the prior written consent of TEML, which shall not be unreasonably withheld. .

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an estate, or Governmental Authority or other entity.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any court or other tribunal or Governmental Authority, or any arbitrator or arbitration panel.

“Replacement Manager” means any other Person appointed by the Owner in accordance with the terms of this Agreement to replace TEML as manager of the Owner Containers hereunder upon (a) the express written resignation of TEML as Manager (pursuant to the provisions of Clause 10.2) or (b) the termination of TEML as Manager (pursuant to and in compliance with the provisions of Clause 11.3).

“Sales Proceeds” means the gross proceeds due to the Manager as agent of the Owner (or the relevant Capital Companies) from the sale or other disposition of an Owner Container, excluding a sale through a Finance Lease or an operating lease with a purchase option, less any taxes, commissions, administrative fees, handling charges or other amounts paid or to be paid to unaffiliated third parties in connection with such sale, as determined in the reasonable discretion of the Manager.

“Term Lease” means a Lease of Containers having an initial term which is equal to or more than two (2) years, other than a Finance Lease.

“Terminated Owner Container” means any Owner Container:

(a) that has suffered a Casualty Loss and for which all Casualty Proceeds and any other amounts payable in connection therewith have been paid before the Termination Notice Date (as defined in Clause 11.3 below),

(b) that has been sold or otherwise disposed pursuant to the terms of this Agreement before the Termination Notice Date,

(c) that is, on the Termination Notice Date, (i) off-hire and in a depot or (ii) subject to a Finance Lease, or

(d) that is, after the Termination Notice Date, (i) off-hired by a Lessee and returned to a depot or (ii) declared lost or unrecoverable by a Lessee or the Manager.

“US$ or US Dollars” means the lawful currency of the United States of America.

2. APPOINTMENT.

2.1 Appointment. Upon and pursuant to the terms and conditions hereinafter provided and subject to the execution and closing of the SPA and the TEML Purchase Agreement, the Owner hereby appoints and engages (and hereby causes the relevant Capital Companies to appoint and engage) the Manager for the Term (as defined in Clause 10.1 below) to operate, lease and manage the Owner Containers on behalf of the Owner (or the relevant Capital Companies) on an exclusive basis. Subject to the provisions of this Agreement (including but not limited to Clause 13 hereof), in furtherance of the foregoing, the Owner hereby grants (and hereby causes the relevant Capital Companies to grant) to the Manager the authority as its lawful agent to: (i) enter into, administer and terminate Leases with respect to the Owner Containers, (ii) sell, transfer or otherwise dispose of the Owner Containers, (iii) collect monies and make disbursements on behalf of the Owner with respect to the Owner Containers, and (iv) perform the duties to be performed by Manager hereunder, including, without limitation those under Clause 3 hereof. The Owner Containers shall remain subject to the provisions of this Agreement and the Manager shall be entitled to retain possession and control of such Containers, subject to the Leases, until such Containers become Terminated Owner Containers. The Manager hereby accepts such appointment and agrees to perform such functions upon the terms and conditions herein.

2.2 Standard of Performance. The duties of the Manager will be limited to those expressly set forth in this Agreement and the Manager will not have any fiduciary or other implied duties or obligations to the Owner.

2.3 Relationship between Owner and Manager. All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as agent of the Owner (or the relevant Capital Companies) except to the limited extent set forth in this Agreement. The Manager does not have the authority to act as agent of the Owner (or the relevant Capital Companies), and the Manager, in its capacity as such, does not, except to the extent of its role as agent of the Owner (or the relevant Capital Companies) specified in Clauses 2.1, 3.2, 4 and 9.3, have the authority to bind the Owner (or the relevant Capital Companies) or their assets. The Owner (or the relevant Capital Companies) does not have liability for the acts of the Manager not authorized under this Agreement.

2.4 Retention of Rights. The Owner (and the relevant Capital Companies) shall at all times retain any and all rights and interests as the beneficial owner of the Owner Containers (subject to documents pertaining to the Container Debt), notwithstanding the management thereof by the Manager hereunder. The Manager shall not make reference to or otherwise deal with or treat the Owner Containers in any manner except in conformity with this Clause 2; and the Manager shall defend the right, title, and interest of the Owner (or the relevant Capital Companies) and its successors and assigns in, to, and under the Owner Containers against all claims of third parties (including Lessees) asserting any Lien thereon or other interest therein arising through or due to any actions of the Manager.

2.5 Non-Disclosure. The Manager shall not be required to disclose to any Lessee the interest of the Owner (or the relevant Capital Companies) or any lessor in and to any Owner Container or whether the Manager may be acting as principal, agent or otherwise with respect to any specific Owner Container.

3. DUTIES OF MANAGER.

3.1 Management Functions. The Manager shall, in the name of the Manager but on behalf of the Owner (or the relevant Capital Companies), manage and administer the Owner Containers, arrange the leasing or subleasing and enter into Leases of such Containers, and administer such Leases. Without prejudice to the generality of the foregoing the Manager shall:

(a) decide, for each Owner Container, the identity of each Lessee, the period of the Lease, the rental or other sums payable thereunder, and the form and content of each Lease, and seek Lessees, arrange for the leasing or subleasing and enter into Leases in the name of the Manager, as lessor or sublessor and agent of the Owner (or the relevant Capital Companies), subject to the proviso set forth in Clause 2.5;

(b) perform on behalf of the Owner (or the relevant Capital Companies) the obligations of the lessor or sublessor under the Leases;

(c) exercise all rights of the lessor or sublessor under the Leases, including without limitation the invoicing and collection of rental and other payments due from the Lessees;

(d) take any actions the Manager deems necessary to ensure compliance by the Lessees with the terms of their Leases;

(e) log interchanges of the Owner Containers including the return and release of such Containers from depots;

(f) inspect, repair, maintain, service and store the Owner Containers to the highest of the following standards: (i) those required under industry convention or governmental law or regulation; (ii) those required by the terms of any insurance policy provided by the Manager under which such Containers are insured, and (iii) those of prudent companies in the same industry;

(g) sell the Owner Containers in the ordinary course of business, in accordance with the Manager’s sell/repair decision-making procedures that are from time to time in effect;

(h) obtain insurance in accordance with the provisions of Clause 9 and in respect of any matters which the Manager considers necessary or prudent, including without limitation, public liability insurance;

(i) follow such credit policies with respect to the leasing of the Owner Containers as it follows from time to time with respect to the Managed Containers generally and, subject to such credit policies, the Manager may, in its sole discretion (i) determine and approve the creditworthiness of any Lessee (but the Manager makes no representation and warranty to the Owner or any other Person as to the solvency or financial stability of any Lessee or the ability of any Lessee to pay rent), (ii) determine that any amount due from any Lessee is not collectible, (iii) institute and prosecute legal Proceedings against a Lessee as permitted by the laws of any relevant jurisdiction, (iv) terminate or cancel any Lease, (v) recover possession of the Owner Containers from any Lessee, (vi) settle, compromise or release any Proceeding or claim against a Lessee in the name of the Manager or, if appropriate, in the name of the Owner (or the relevant Capital Companies), or (vii) reinstate any Lease;

(j) ensure that each of the Owner Containers carries its container identification number and other markings as may be required for its operation in marine and intermodal shipping;

(k) with the cooperation of Owner, institute and prosecute claims against the manufacturers of the Owner Containers as the Manager may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or any other non-conformity with the terms of manufacture and/or the related purchase agreement;

(l) contract for the services included in the definition of the term “Operating Expenses” and promptly pay for such services;

(m) prepare and deliver the reports required pursuant to Clause 7; and

(n) if the Manager has terminated a Lease due to a Lessee default under such Lease, use its best efforts to (i) procure data regarding the location of the applicable Owner Containers, (ii) assist the Owner and the Lenders’ Security Agent in locating such Containers and, (iii) if deemed necessary by the Owner or the Lenders’ Security Agent, assist the Owner and the Lenders’ Security Agent in repossessing any or all such Containers.

3.2 Limitations of Duties. With respect to Owner Containers which are (i) leased-in from P&R (or any of its assignees or Affiliates) pursuant to the P&R Lease Agreement, as defined in the SPA, or (ii) leased-in from Der Transport Fonds GmbH & Co KG, Hamburg (“DTF”) (or any of its assignees or Affiliates) pursuant to the DTF Lease Agreement, as defined in the SPA, by Capital Lease or the Subsidiaries, the Manager shall use best efforts to perform its duties under this Agreement so that Capital Lease or the relevant Subsidiary is not in breach of the underlying lease-in agreements with such companies, provided that (A) the Owner (or the relevant Capital Companies) has granted Manager the rights necessary to so perform and (B) such leased-in agreements have not been amended since the Effective Date such that the Manager would not be able to fulfill the obligations thereunder without unreasonable commercial expense. In particular, the Manager shall, with respect to the P&R Lease Agreement and the DTF Lease Agreement and subject to the above qualifications, not act in its own name but shall act as an agent in the name of Capital Lease or the relevant Subsidiary, unless the respective owner of the leased-in Containers has expressly granted its consent that the Manager may act in its own name.

3.3 Standard of Service. In performing its duties and obligations pursuant to this Agreement and providing the services described herein, the Manager shall perform its duties on a fair and equitable basis, operate the Owner Containers in accordance with its reasonable business practices and with no less than the same skill and care with which it manages all of the Managed Containers generally without preference to ownership thereof, and no preference will be afforded to or against the Owner Containers; provided however that during the entire Term, the Manager shall operate the Owner Containers at a level of service comparable to or better than that generally engaged in by the Manager with respect to the Managed Containers as of the Effective Date. Subject to the provisions of Clause 3.2 and this Clause 3.3, the Manager shall have absolute discretion as to the manner of performance of its duties and the exercise of its rights under this Agreement. WITHOUT LIMITING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, THE MANAGER DOES NOT MAKE AND HEREBY DISCLAIMS FOR THE ENTIRE TERM HEREOF ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OR GUARANTEE REGARDING ANY FINANCIAL PERFORMANCE OF THE OWNER CONTAINERS, INCLUDING BUT NOT LIMITED TO ANY ABILITY OF THE OWNER OR ANY THIRD PERSON TO PAY THE OBLIGATIONS UNDER THE CONTAINER DEBT OR OTHER DEBT OR OBLIGATION AT ANY TIME.

3.4 Minimum Fleet Size. If all of the Owner Containers (under this Agreement and under the Second Management Services Agreement) represent fewer than five hundred (500) CEU and to the extent the Owner has the power to sell the Owner Containers, then Manager or an Affiliate of Manager shall have the right and option (but no obligation) to purchase all of the Owner Containers at their net book value as determined in this Clause 3.4. The net book value of each Owner Container that is not subject to a Finance Lease shall equal, as of the date of determination, an amount equal to the Original Equipment Cost of such Container, less accumulated depreciation at the rate of six percent (6%) per year, prorated for any partial year. The net book value of each Owner Container that is subject to a Finance Lease shall be determined in accordance with GAAP. Within this paragraph and with respect to the (500) CEU “Original Equipment Cost” means an amount equal to the sum of the manufacturer’s or vendor’s invoice of the related Container plus the cost of (i) positioning such Container (by means of ocean freight, trucking or rail) from its purchase location to any location where such Container is first put on Lease, (ii) initial certification, (iii) initial painting, repairs and decaling, if such Container is purchased used, (iv) cost of factory inspection, if any, conducted by Manager and (v) all other costs or expenses associated with taking title to and placing such Container into initial service, but excluding storage costs, foregone rental income (free days granted), damage protection plan costs incurred, and credits for pick-up or drop-off.

3.5 Compliance with Laws and Agreements. The Manager will comply, in all material respects, with all Applicable Laws relating to Owner Containers and with all contractual obligations under the P&R Lease Agreement and the DTF Lease Agreement or any part thereof, to the extent that Owner (or the relevant Capital Companies) has granted Manager the right necessary to so comply and provided that such leases have not been amended since the Effective Date such that the Manager would not be able to fulfill the obligations thereunder without unreasonable commercial expense; provided however that the Manager may, to the extent not otherwise prohibited under this Agreement, contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of the Owner (or the relevant Capital Companies) or the Lenders or their respective successors and assigns in the Owner Containers.

3.6 Corporate Existence. The Manager will keep in full effect its existence, rights and franchises as a limited liability company organized under the laws of the Islands of Bermuda, and will obtain and preserve its qualification in each jurisdiction in which the absence of such qualification could reasonably result in a material adverse effect on the Manager’s ability to perform its duties and obligations hereunder or otherwise result in a material adverse effect on the rights of the Owner (or the relevant Capital Companies) with respect to the Owner Containers.

4. AUTHORITY; CONSENTS.

The Owner confers (and will cause the Capital Companies to confer) on the Manager all such authorities and grants all such consents as may be necessary for the Manager’s performance of its duties under this Agreement, agrees to comply with Applicable Laws in connection with the Owner Containers, and will, at the request of the Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as the Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling the Manager to carry out its duties hereunder.

5. MANAGEMENT FEE. In consideration of the Manager providing management services to the Owner (or the relevant Capital Companies) hereunder, the Owner shall pay a monthly fee (“Management Fee”) for each full calendar month (and otherwise on a pro rata basis) during the Term equal to the sum of:

(a) The product of (i) the NOI for the Owner Containers that are subject to a Master Lease for each calendar month, multiplied by (ii) ten percent (10%); plus

(b) The product of (i) the sum of the NOI for such month of the Owner Containers that are subject to a Term Lease, multiplied by (ii) eight percent (8%); plus

(c) The product of (i) the Finance Lease Payments for such month multiplied by (ii) two percent (2%); plus

(d) A fee of ten percent (10%) of the Sales Proceeds from the sale of any Owner Container except for any sale (i) to Manager or any Affiliate of Manager, (ii) pursuant to the exercise of a purchase option contained in a Lease, or (iii) that is due to a Casualty Loss.

The Management Fee shall be payable from amounts on deposit in the Manager Collection Account. So long as no Manager Default or Termination Right Event has occurred and is then continuing, the Manager shall be entitled to withhold such Management Fee from amounts required to be deposited into the Owner Bank Account, such withholding to be accomplished as described in Clause 6.2; otherwise the Owner shall pay the Management Fee to the Manager within fifteen (15) Business Days of the end of the calendar month for which the Management Fee accrued.

As contemplated in further detail in Clause 10 below, TEML shall have no obligation to manage the Owner Containers under this Agreement until the Management Date (as defined below). Should the Management Date occur prior to September 1, 2007, then, TEML shall be entitled to 50% of the Management Fee, as calculated in this Agreement, relating to the period between the Closing and the Management Date (the “Interim Management Fee”). If the Management Date occurs after September 1, 2007, then TEML shall not be entitled to any management fee under this Agreement prior to the Management Date. The Interim Management Fee shall be paid by the Owner to TEML on the Management Date, to the extent the relevant payments are actually received. After the Management Date, the Owner shall remit to TEML any Interim Management Fee promptly after receipt of the relevant payment under the Leases, but in any event no later than 5 Business Days after such receipt. For the avoidance of doubt, if the Interim Management

Fee is not paid within this 5 Business Days, Manager’s rights under Clause 6.2 shall apply to the Interim Management Fee.

6. PAYMENTS TO AND FROM OWNER.

6.1 Distribution of Net Owner Proceeds.

(a) The term “Owner Proceeds” means, for the period in question (a) the sum of Gross Revenue attributable to the Owner Containers to the extent collected on a cash basis by Manager during such period; plus (b) the sum of (i) Sales Proceeds, (ii) Casualty Proceeds, (iii) Miscellaneous Owner Proceeds, and (iv) Finance Lease Payments, in each case to the extent collected by Manager on a cash basis during the period in question; minus (c) Operating Expenses attributable to the Owner Containers paid on a cash basis by the Manager during the period in question.

(b) At the end of each calendar week, based on its records of cash receipts and disbursements, the Manager will calculate the Owner Proceeds subject to adjustment when the Manager closes its books for the calendar month in which such week ends (“Pre-Adjustment Owner Proceeds”). Subject to the provisions of Clauses 6.2, 6.3, and 6.4, the Manager shall, no later than seven (7) Business Days after the last Business Day of each week, distribute from the Manager Collection Account and deposit into the Owner Bank Account an amount equal to the Pre-Adjustment Owner Proceeds for such week, net of expenses (other than Operating Expenses) to be reimbursed to the Manager. In the last week of the each calendar month the Manager will deduct from the Pre-Adjustment Owner Proceeds to be deposited into the Owner Bank Account an amount equal to the actual Management Fee in the prior month as an estimate of the Management Fee (“Estimated Management Fee”) for such calendar month. When the Manager closes its books for a calendar month, it will make a final determination of the Owner Proceeds and the actual Management Fee for such month. If (a) the Pre-Adjustment Owner Proceeds less the Estimated Management Fee for such month is less than (b) the actual Owner Proceeds less the actual Management Fee for such month, the Manager will remit the difference to the Owner by distributing such difference to the Owner Bank Account within ten (10) days after the close of the Manager’s accounting records for such calendar month. If (a) the Pre-Adjustment Owner Proceeds less the Estimated Management Fee for such month is more than (b) the actual Owner Proceeds less the actual Management Fee for such month, the Manager will deduct the difference from one or more future payments of Pre-Adjustment Owner Proceeds to be made to the Owner.

6.2 Manager’s Right of Offset. The Manager may, at its option, offset and deduct from amounts received or held by the Manager for the credit of the Owner (or the relevant Capital Companies) any amount due from the Owner (or the relevant Capital Companies) to the Manager under this Agreement.

6.3 Indemnification Proceeds. When the Manager receives Indemnification Proceeds, the Manager shall retain for its own account such Indemnification Proceeds to the extent the Manager has not been reimbursed for the costs incurred by the Manager to which such

Indemnification Proceeds apply, and shall, within seven (7) days after receipt, deposit the balance, if any, of such Indemnification Proceeds into the Owner Bank Account.

6.4 Reimbursements of Expenses to Manager. Without limiting the general indemnification obligations of the Owner pursuant to Clause 18.1 hereof, the Owner shall be responsible for the payment of, and shall reimburse the Manager for all expenses, liabilities, claims, damages, judgments, losses and costs (including, without limitation, reasonable attorneys’ fees) incurred by or asserted against the Manager as a result of the Owner’s failure to comply with or perform its obligations under this Agreement. The Manager may deduct such amounts from any distribution of Pre-Adjustment Owner Proceeds.

6.5 Obligation to Deposit. Except as permitted in this Clause 6, the Manager’s obligation under this Clause 6 to deposit any amount to the Owner Bank Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use, or any damage to or loss or destruction, of any Owner Container, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar Proceeding by or against the Manager or any other Person, or (iii) any other circumstance, occurrence or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

6.6 Withholding Tax.

(a) If at any time while this Agreement is in effect, the Manager is required by law to make any deduction or withholding on account of any tax, assessment or other governmental charge with respect to any amount payable by the Manager to Owner hereunder, the Manager shall thereupon be entitled to make the deduction or withholding, up to the amount required by law, and any amount so deducted or withheld by the Manager and paid by the Manager to the applicable taxing authority pursuant to and in accordance with the deduction or withholding requirement shall be deemed to have been paid by the Manager to Owner in satisfaction of the requirements of this Agreement.

(b) Without limiting the generality of subclause (a) above, the Owner, at Owner’s expense, agrees to execute and deliver (and will cause the relevant Capital Companies to execute and deliver) all such documents and instruments, and to take all such action, as the Manager shall reasonably request to lawfully minimize amounts to be deducted or withheld pursuant to the tax deduction or withholding requirement or to obtain an exemption from the deduction or withholding requirement and to effect any necessary compliance therewith.

7. REPORTS/BOOKS AND RECORDS/INSPECTION/CONFIDENTIAL INFORMATION/AND ADDITIONAL COVENANTS.

7.1 Manager Reports. The Manager shall, no later than thirty (30) days after the end of each calendar month during the Term, deliver the Manager Report for such month to the

Owner. The Manager shall, no later than the 31st of March of each calendar year during the Term, deliver to the Owner unaudited financial reports with respect to the Owner Containers for the year ended on the preceding 31st of December, substantially in the form set forth in Schedule 2, and, if requested by the Owner, arrange for its auditors, at the expense of the Owner, to certify to the Owner that such report is in accordance with (i) the books and records of the Manager relating to the Owner Containers, and (ii) GAAP.

7.2 Manager’s Financial Statements. During the Term, the Manager shall deliver or cause to be delivered to the Owner, as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of the Manager, a copy of the annual audited financial statements of the Manager prepared on a consistent basis in conformity with GAAP and certified without qualification by the Manager’s Independent Accountant. All such financial statements are deemed to be the Confidential Information of the Manager.

7.3 Insurance Renewal Confirmation. The Manager shall provide confirmation to the Owner and the Lenders’ Agent of the renewal of insurance required by Clause 9.2 and copies of all certificates evidencing such renewal.

7.4 Other Information. Upon the written request of the Owner, the Manager shall provide to Owner in a timely manner and in the form which the Manager generally uses for its own operations, such other information regarding the Owner Containers as is reasonably available to the Manager.

7.5 Notice of Manager Default or Other Events. Without being deemed to have made any admission of law or fact or waived any of its rights or remedies, the Manager also shall deliver to the Owner and the Lenders’ Security Agent:

(a) Promptly upon the Manager becoming aware of the existence of any condition or event which constitutes a Manager Default (as defined in Clause 11.1 below) or a Termination Right Event (as defined in Clause 11.2 below) or which, with notice or the passage of time or both, would become a Manager Default or a Termination Right Event, a written notice describing in sufficient detail the nature and period of existence of such Manager Default or Termination Right Event and what action the Manager is taking or proposes to take with respect thereto;

(b) Promptly upon the Manager becoming aware of:

(i) any threatened or pending investigation of the Manager by any Governmental Authority; or

(ii) any threatened or pending court or administrative Proceeding which individually or in the aggregate involves the possibility of materially and adversely affecting a material portion of the Owner Containers or the Managed Containers or the business or financial conditions of the Manager;

a written notice specifying in sufficient detail the nature of such investigation or Proceeding and what action the Manager is taking or proposes to take with respect thereto and an evaluation of the merits thereof, provided such evaluation can be reasonably made and provided further that the provision of such evaluation will not materially prejudice the Manager in connection with such investigation or Proceeding or constitute a waiver of the attorney-client privilege or attorney work product doctrine or similar rights in any relevant jurisdiction; and further subject to the confidentiality provisions of Clause 7.8.

7.6 Books and Records. The Manager shall maintain, at its office or at the office of its Affiliate, Textainer Equipment Management (U.S.) Limited, located at 650 California Street, 16th floor, San Francisco, California 94108 USA, such books and records (including computer records) with respect to the Owner Containers as it maintains for the Managed Containers and the leasing thereof, including a computer database including the Owner Containers, any Leases relating thereto and the Lessees (if on-hire) or location (if off-hire). The Manager shall notify the Owner of any change in the location of the Manager’s books and records.

7.7 Operational Reviews and Inspections.

(a) Upon reasonable request by the Owner or the Lenders’ Security Agent, representatives of the Owner and/or of the Lenders’ Security Agent may visit the offices of the Manager and its Affiliates for the purpose of inspecting its Leases and inspecting or copying its books, records, reports and other documents relating to the Owner Containers (such inspection, an “Operational Review”); provided however that such representatives may inspect but shall not be entitled to copy any Leases (which are Confidential Information). During each such Operational Review, the Person conducting such inspection shall also be afforded supervised review of the data contained in Manager’s computer systems and data contained therein pertaining to the Owner Containers, subject to appropriate security safeguards. Any such Operational Review shall be conducted during normal business hours and shall not unreasonably disrupt the Manager’s business. The Owner and the Lenders’ Security Agent shall use reasonable efforts to coordinate, to the extent possible, the timing of each of their Operational Reviews and shall each have the right to one (1) such Operational Review per calendar year, to be conducted at the sole expense of the Owner. Neither the Owner nor the Lenders’ Security Agent shall be under any obligation to conduct any such Operational Reviews and any such Operational Review shall not relieve the Manager of or constitute any waiver of any of the obligations of the Manager hereunder.

(b) The Owner and the Lenders’ Security Agent shall have the right, upon reasonable request, to inspect the Owner Containers at any time, upon reasonable notice and to the extent the Manager has access thereto, subject to the Leases, and provided such inspection does not interfere with utilization of the Owner Containers in the ordinary course of business.

7.8 Confidential Information.

(a) By accepting its respective rights under this Agreement, each of the parties (each a “Recipient”) is deemed to have agreed to hold in strict confidence and not disclose to any third Person at any time any and all of the information and matters (collectively, “Confidential Information”) which is or will be disclosed to Recipient by or on behalf of the Manager or the Owner pursuant to this Agreement (including but not limited to this Clause 7). Each Recipient may disclose the Confidential Information only to its Affiliates, employees, representatives, accountants, legal counsel, financial advisors, lenders, agents, and in the case of the Owner, the Lenders and the Lenders’ Security Agent (collectively with the Recipient, the “Recipient Parties”) who need to know such information and who are bound by restrictions regarding nondisclosure and use of such information comparable to and no less restrictive than those set forth herein. Each Recipient Party shall take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information. None of the Recipient Parties further shall use any of the Confidential Information for the benefit of itself or any third Person; provided however that notwithstanding the foregoing any Recipient Party on its behalf may disclose the Confidential Information to any Recipient Parties and may itself use the Confidential Information as is necessary to perform its obligations or preserve or enforce its rights under this Agreement or any related agreement.

(b) The foregoing obligations of this Clause 7.8, including the restrictions on disclosure and use, shall not apply with respect to any Confidential Information to the extent such Information: (i) is or becomes readily known to the general public through no act or omission of any Recipient Party; (ii) is required by involuntary legal process under order of a court or other Governmental Authority of competent jurisdiction; provided however that prior to any such compelled disclosure, the Recipient Party shall give the Manager reasonable advance notice of any such disclosure and shall cooperate with the Manager in protecting against any such disclosure and obtaining a protective order narrowing the scope of such disclosure and use of the Confidential Information; (iii) is legally required to be disclosed pursuant to applicable securities or banking or financial laws to relevant regulatory authorities, provided however that the content of any statement or submission or announcement that shall become public shall be subject to reasonable notice of such intended disclosure to the disclosing party to the extent reasonably practicable; or (iv) is approved for disclosure in advance by the Manager in its discretion.

(c) Except as otherwise expressly provided herein, all of the Confidential Information shall be and remain the exclusive property of the Manager or the Owner (or the relevant Capital Companies), as the case may be; no express or implied interest or license in the Confidential Information is being granted; and all rights and interests therein are reserved.

(d) Except as may be otherwise expressly agreed to in writing, and in addition to the other limitations in this Agreement, no representations or warranties of any kind, whether express or implied or written or oral, are given by the disclosing party with respect to any Confidential Information or the use or accuracy thereof, all of which are disclaimed; and the Confidential Information is provided on an “AS IS” basis.

(e) Recipient agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of such Confidential Information may cause irreparable harm and significant injury to the disclosing party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Recipient therefore agrees that the disclosing party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement without the necessity of posting any bond or other security.

(f) Notwithstanding anything to the contrary contained herein, each Recipient (and each employee, representative, or other agent of such Person or entity) may disclose to any and all Persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such Person or entity. However, such Person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure. The parties to this Agreement acknowledge that, effective immediately upon commencement of discussions between them with respect to the services to be performed and the other transactions between the parties to be consummated pursuant to this Agreement (the “Transactions”), each of them (and each of their employees, representatives, or other agents) has been and is permitted to disclose to any and all Persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to them relating to such federal tax treatment and federal tax structure. This provision is intended to qualify the Transactions as not offered under conditions of confidentiality as set forth in Section 1.6011-4(b)(3) of the US Treasury Regulations and shall be interpreted to authorize disclosure only to the extent necessary to so qualify. The parties to this Agreement acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of the US Internal Revenue Code Section 7525(a), to the extent applicable; and does not constitute an admission that any of the parties or any of the Transactions are subject to US tax laws or reporting obligations.

(g) The obligations of this Clause 7.8 with respect to any item of Confidential Information shall survive any termination or expiration of this Agreement.

8. WARRANTIES; DISCLAIMERS; LIMITATIONS.

Without limiting any other limitations or disclaimers set forth in this Agreement:

8.1 REPRESENTATION DISCLAIMER. THE MANAGER SHALL HAVE NO LIABILITY FOR AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL OR BASED ON A COURSE OF DEALING OR USAGE OF TRADE, WITH RESPECT TO (A) THE CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR THE ABSENCE OF DEFECTS, WHETHER OR NOT DISCOVERABLE, ANY OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR (B) THE FINANCIAL PERFORMANCE OF THE OWNER CONTAINERS OR THE

LESSEES OR ANY OTHER PERSON; AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

8.2 LIMITATION ON DAMAGES. IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED, INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT OR ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY OF ANY KIND, PROVIDED THE PARTIES AGREE THAT THE LOSS OF MANAGEMENT FEE UNDER THIS AGREEMENT IS NOT CONSIDERED CONSEQUENTIAL DAMAGES OR LIMITED UNDER THIS CLAUSE.

9. INSURANCE.

9.1 Lessee/Depot Coverage. The Manager shall require that all Lessees and Container depots (via third-party insurance, or self insurance when acceptable to the Manager) insure the Owner Containers against all normally insurable risks (including, but not limited to, liability and loss and damage) while the Owner Containers are under the control of such Person.

9.2 Contingent Insurance Coverage. The Manager shall to the extent available on commercially reasonable terms, obtain and maintain in force contingency insurance, upon such terms, in such amounts, against such risks and with such deductibles as is maintained by the Manager for the Managed Containers as a whole against all or any portion of the risks described in Clause 9.1, which may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Clause 9.1, and/or (ii) any Owner Container is not returned to Manager by a Lessee (including coverage of the costs of recovering such Container), or (iii) a Lessee or Container depot fails to obtain insurance as provided under Clause 9.1. Such insurance may be effected by a policy that covers the Managed Containers as a whole, and shall include, with respect to the Owner Containers, an additional insured endorsement in favor of the Owner and the Lenders’ Security Agent and a loss payee endorsement in favor of the Owner (or the relevant Capital Companies) and the Lenders’ Security Agent.

9.3 Appointment of Manager as Agent. Subject to the condition precedent of the execution and closing of the SPA and the TEML Purchase Agreement, the Owner hereby irrevocably appoints (and hereby causes the relevant Capital Companies to appoint) the Manager during the Term as the agent of the Owner (or the relevant Capital Companies) for the purpose of receiving all monies payable under such policy or policies of insurance as described in Clauses 9.1 and 9.2, whether effected by the Manager, depots or Lessees, and for the purpose of settling claims with the applicable insurance companies on such terms as Manager shall, in its sole discretion, determine.

9.4 No Liability. The Manager shall have no liability for any loss, damage, recovery cost or other cost or expense whatsoever with respect to a lost or destroyed or damaged Owner Container, whether or not covered by insurance.

10. TERM; RESIGNATION BY MANAGER.

10.1 Term. Subject to the execution and closing of the SPA, the TEML Purchase Agreement, the Second Purchase Agreement and the Second Management Agreement, the term of this Agreement (“Term”) shall come into force as of the date when TEML provides notice to the Owner, as soon as possible after the Effective Date but in no event more than 2 months thereafter, that it will begin to manage Containers under this Agreement (such date, the “Management Date”) and, subject to the provisions of Clause 11, shall continue in force with respect to an Owner Container until the date such Owner Container becomes a Terminated Owner Container. Notwithstanding anything to the contrary herein and for the avoidance of doubt, (i) TEML has no obligations to manage the Owner Containers under this Agreement until the Management Date, except to assist the Owner and respectively the relevant Capital Companies in accordance with Clause 2.3 of the TEML Purchase Agreement and (ii) TEML shall only be entitled to the Management Fee, even after expiry of the 2 month period set forth in this paragraph, once it has actually begun to manage the Owner Containers.

10.2 Resignation. The Manager may not resign from its obligations and duties as the Manager hereunder, except (i) with the prior written consent of the Owner or (ii) upon a determination by the Manager that the performance by the Manager of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an opinion of counsel, in form and substance reasonably satisfactory to the Owner. No such resignation shall, to the extent consistent with Applicable Law, become effective until the Replacement Manager has taken over the management of the subject Owner Containers.

11. MANAGER DEFAULT; TERMINATION RIGHT EVENTS

11.1 Manager Default. Any of the following events or conditions shall constitute a default of the Manager hereunder (“Manager Default”):

(a) The Manager shall fail to make any deposit to the Owner Bank Account, or deliver a report required under Clause 7.1 or Clause 7.2 hereof when due unless such failure is cured within ten (10) days after the occurrence of such failure;

(b) The Manager shall fail to perform or observe, or cause to be performed or observed, in any material respect any other covenant or agreement contained herein and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date an officer of the Manager has Knowledge thereof or (ii) the date the Manager receives notice thereof, unless the nature of Manager’s noncompliance is such that more than thirty (30) days is reasonably required for its cure and Manager has, in good faith, commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

(c) Any representation or warranty made by the Manager in this Agreement, or in any certificate, report or financial statement delivered by it pursuant hereto proves to have been untrue in any material and adverse respect when made and continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date an officer of the Manager has Knowledge thereof or (ii) the date the Manager receives notice thereof, unless the nature of Manager’s noncompliance is such that more than thirty (30) days is reasonably required for its cure and Manager has, in good faith, commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

(d) Except as permitted by Clauses 13 and 21.5, the Manager shall assign all or substantially all of its interest under this Agreement.

11.2 Termination Right Event. Any of the following events shall constitute a “Termination Right Event”:

(a) Without the prior joint written consent of the Owner, which shall not be unreasonably withheld or delayed, and the Lenders’ Security Agent (i) any Person, other than Textainer Group Holdings Limited or its successor, owns, directly or indirectly, more than fifty percent (50%) of the aggregate voting power of all classes of voting stock of the Manager, (ii) the Manager amalgamates or consolidates with, or merges with or into, another Person, or (iii) the Manager sells, assigns, conveys, transfers, leases or otherwise disposes of (in each case, whether in one transaction or a series of transactions) all, or substantially all, of its assets to any Person, or (iv) any Person amalgamates or consolidates with, or merges with or into, the Manager; unless, after giving effect to any such transaction, (A) (1) the Manager is the surviving entity, or (2) the Manager is consolidated with or succeeded by another Person, and the shareholders of the Manager immediately prior to such transaction hold, directly or indirectly, more than fifty percent (50%) of the voting power of such consolidated or successor entity immediately after such transaction, or (3) a majority of the management team of the Manager remains in place after such transaction, and (B) no Manager Default or Termination Right Event (or event or condition which with the giving of notice or the passage of time would become a Manager Default or Termination Right Event) would occur after giving effect to such transaction;

(b) The Manager shall cease to be engaged in the Container management business (subject to the provisions of Force Majeure set forth in Clause 16);

(c) The Manager shall be adjudicated or found bankrupt or insolvent by any competent court in an involuntary bankruptcy or insolvency proceeding or an order shall be made by a competent court or a resolution shall be passed for the winding-up or dissolution of the Manager or a petition shall be presented to, or an order shall be made by, a competent court for the appointment of an administrator of the Manager, and such adjudication, finding, order or petition shall not have been stayed, vacated or dismissed within sixty (60) days after the making of such adjudication, finding, or order, or the presentation of such petition; or

(d) The Manager shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall commence a bankruptcy or insolvency proceeding or shall take any company action in furtherance of any such action.

11.3 Rights and Remedies on Manager Default or Termination Right Event. If a Manager Default or a Termination Right Event shall have occurred and be continuing, subject to any right to cure hereunder, the Owner and the Lenders’ Agent, acting jointly and not severally, have the right and power to declare an event of Manager Default or a Termination Right Event and terminate all the rights and obligations of the Manager under this Agreement (the date the Owner has been notified of such termination shall be the “Termination Notice Date”) and appoint a Replacement Manager to manage the Owner Containers. In the case of a Manager Default only, the foregoing rights shall be in addition to any other rights or remedies the Owner may have under Applicable Law.

11.4 Owner Default. The Manager may, at its option and in addition to its other remedies at law or in equity, terminate this Agreement by delivering a written notice to such effect to the Owner in the event that the Owner fails to observe or perform any material obligation under this Agreement, where such failure shall continue for a period of thirty (30) days after delivery of written notice of demand therefor from the Manager to the Owner; provided however that if the nature of the Owner’s noncompliance is such that more than thirty (30) days are reasonably required for its cure, then the Owner shall not be deemed to be in default thereof if the Owner, in good faith, has commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

11.5 Rights Upon Termination.

(a) Notwithstanding the foregoing, this Agreement shall continue in full force and effect with respect to each Owner Container and the Manager shall continue to manage each such Owner Container pursuant to the terms and conditions of this Agreement, until the date such Owner Container becomes a Terminated Owner Container.

(b) Termination of this Agreement shall be without prejudice to the rights and obligations of the parties that have accrued prior to or as the result of such termination; provided however that in the event of termination because of a Manager Default or a Termination Right Event, any amount then due to the Manager hereunder shall be reduced by the reasonable and necessary out-of-pocket costs incurred by the Owner (excluding management fees and any other costs incurred within the ordinary scope of management and operation of the Owner Containers) in connection with the removal and replacement of the Manager as manager of the Owner Containers pursuant to and in compliance with the terms and conditions of this Agreement. In the event of termination of this Agreement for any reason hereunder, as of the date of such termination the Manager shall no longer be authorized to sell any of the Owner Containers and shall not be entitled to any fee with respect to Sales Proceeds pursuant to Clause 5(d) accruing from sales pursuant to any binding contract first entered into on or after the date of such termination.

(c) The Owner and the relevant Capital Companies shall have no right to recover possession or control of any Owner Container prior to the date such Owner Container becomes a Terminated Owner Container. Promptly after a Container becomes a Terminated Owner Container, if such Terminated Owner Container is not sold, lost or unrecoverable, the Manager shall (i) with respect to a Terminated Owner Container which is not subject to a Finance Lease, deliver to the Owner a report of the location of such Terminated Owner Container, and (ii) with respect to a Terminated Owner Container which is subject to a Finance Lease, assign such Finance Lease to the Owner or such other party as the Owner shall designate in writing to the Manager. In no event shall the Manager be obligated to act in any manner inconsistent with the rights of Lessees with respect to the Owner Containers.

11.6 Transfer to Replacement Manager. In the event of the appointment of a Replacement Manager pursuant to and in compliance with the terms and conditions of this Agreement, the Manager shall cooperate at its expense with the Owner or its assignee in transferring to such Replacement Manager the management of the Owner Containers as they become Terminated Owner Containers, including but not limited to making available all books and records (including data contained in the Manager’s computer systems) pertaining to the Owner Containers, providing access to, and cooperating in the transfer of, information pertaining to the Owner Containers from the Manager’s computer system to the computer system of the Replacement Manager, and taking any other action as may be reasonably requested by the Replacement Manager, the Owner or their assignees for the orderly assumption of management of the Owner Containers by such Replacement Manager.

11.7 Waiver or Forbearance of Default. The Owner or the Manager, as the case may be, (a) may in its sole discretion but shall not be obligated to waive or forbear from the declaration of any default by the other party or the exercise of any one or more of the remedies available as a consequence thereof; and (b) further may in its sole discretion but shall not be obligated to unilaterally extend any time for the performance or cure by the other party hereunder. Upon any such waiver or any permitted cure of a default, such default shall cease to exist and shall be deemed to have been remedied for every purpose of this Agreement; and each of the parties shall be restored to their respective positions prior to the existence of such default. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

12. NON-EXCLUSIVITY OF MANAGER SERVICES.

During the Term, the Manager may provide services (whether similar or dissimilar) directly or indirectly to any other Person or on behalf of any other Person, or own, manage and transact in Containers or other property for its own account.

13. SUB-CONTRACTORS AND AGENTS.

The Owner hereby consents to and agrees that, in performing its duties hereunder, the Manager may further contract with its Affiliates to provide any or all services to be provided by the Manager, provided that: (i) the Manager shall remain primarily liable for all services that its

Affiliates have contracted to perform and (ii) any such contract or other arrangements between the Manager and its Affiliate shall terminate with respect to the Owner Containers upon the termination of the Manager hereunder. The Owner further consents to and agrees that the Manager shall be entitled to appoint subcontractors or agents who are not its Affiliates to carry out any portion of its duties hereunder; provided however that the Manager shall remain primarily liable for all such services.

14. NO LIENS ON OWNER CONTAINERS.

The Manager shall not create or permit to exist any lien or restriction of any kind in favor of any Person with respect to the Owner Containers other than Leases and other than Liens created by the Owner.

15. NO PARTNERSHIP.

Nothing in the Agreement or any performance hereunder shall be deemed to constitute a partnership or joint venture between the parties hereto.

16. FORCE MAJEURE.

Neither party shall (i) be deemed to be in breach of its obligations hereunder following the occurrence of an event of Force Majeure, or (ii) be liable to the other for any loss or damage that may be suffered as a direct or indirect result of the performance of any of their respective obligations being prevented, hindered or delayed by reason of and during the period of any event of Force Majeure. “Force Majeure” shall mean any act of God, war, riot, civil commotion, act of terrorism, strike, lock-out, trade dispute or labor disturbance, accident, breakdown of plant or machinery, explosion, fire, flood, earthquake, impossibility in obtaining workmen, materials or transport, government action, epidemic, impossibility in obtaining access to any Owner Containers, or other circumstances whatsoever outside the reasonable control of such party affecting the performance of such party’s duties hereunder. For the avoidance of doubt, nothing in this Clause 16 shall be deemed to affect the obligations of any insurer under any policy of insurance or any Lessee arising under the provisions in the applicable Lease relating to a Casualty Loss of Owner Containers.

17. CURRENCY/BUSINESS DAY.

17.1 United States Dollars. All sums payable to the Manager under this Agreement shall be paid in US Dollars; all references to dollars in this Agreement shall mean US Dollars.

17.2 Payment on Business Day. Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

18. INDEMNIFICATION.

18.1 Owner Obligations. Subject to Clause 8.2 hereof, the Owner agrees to and hereby does fully indemnify, hold and defend each and all of the Manager and its Affiliates, and their respective shareholders, officers, directors, agents, employees, representatives, successors and permitted assignees (collectively, “Manager Indemnified Parties”) harmless from and against any and all claims, actions, suits, damages, judgments, expenses, losses or liabilities, including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses incurred in defending against the same (collectively, “Claims or Losses”) which may be incurred or suffered by or asserted against any Manager Indemnified Party and which arise from or relate to the Owner Containers or any services rendered or to be rendered by the Manager to or on behalf of the Owner pursuant to the terms of this Agreement; provided however that the foregoing indemnity shall not apply to any Claims or Losses to the extent caused by, or arising from, (i) the gross negligence or willful misconduct of any Manager Indemnified Party, or (ii) a breach by Manager of its contractual obligations hereunder, or (iii) any material misrepresentation made by Manager herein.

18.2 Manager Obligations. Subject to Clause 8.2 hereof, Manager agrees to, and hereby does, indemnify and hold harmless the Owner or the relevant Capital Companies, its permitted assignees and their respective officers, directors, employees and agents (each of the foregoing, an “Owner Indemnified Party”) against any and all liabilities, losses, damages, penalties, costs and expenses (including reasonable costs of defense and reasonable legal fees and expenses) which may be incurred or suffered by any Owner Indemnified Party as a result of Claims or Losses to the extent caused by, or arising from, the gross negligence or the willful misconduct of Manager or a breach by Manager of its contractual obligations hereunder or any material misrepresentation made by Manager herein. Each of the Owner and the Manager hereby agree that (i) nothing contained in this Agreement (including but not limited to this Clause 18.2) shall be interpreted as an explicit or implied guarantee by the Manager of the obligations due under the Container Debt or of the performance of the Owner Containers, and any and all such guarantees are expressly disclaimed in all respects, and (ii) losses may occur for various reasons including, but not limited to, the financial inability or refusal of the Lessees to make rental payments under the Leases, and the inability of the Manager to re-lease the Owner Containers in sufficient amounts or at sufficient rates to pay obligations under the Container Debt and that Manager shall have no liability to Owner for such losses.

18.3 Survival. The respective obligations of the parties under this Clause 18 shall survive the termination of this Agreement.

19. REPRESENTATIONS AND WARRANTIES.

19.1 Representations and Warranties of Manager. As of the Effective Date, the Manager represents and warrants to the Owner and the Lender’s Security Agent that:

(a) The Manager is a company duly registered in Bermuda and validly existing and in compliance under the laws of Bermuda;

(b) The Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby. Upon due execution and delivery hereof this Agreement will constitute the legal, valid and binding obligation of the Manager, enforceable against the

Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity;

(c) The Manager is not in breach of its memorandum of association or bye-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any applicable laws and regulations of its jurisdiction of incorporation or organization in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) The consummation of this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the memorandum of association or bye-laws of the Manager, or any material term of any agreement or other instrument to which the Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement or other instrument, or violate any order, rule, or regulation applicable to the Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Manager or any of its properties;

(e) Except as disclosed in Schedule 3, attached and made a part hereof, to the Knowledge of the Manager, there are (i) no Proceedings or investigations pending or threatened before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Manager of its obligations under, or the validity or enforceability of, this Agreement, and (ii) no injunctions, writs, restraining orders or other orders in effect against the Manager that would adversely affect its ability to perform under this Agreement; and

(f) The Manager (i) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted (except where the failure to have such licenses and permits could not individually or in the aggregate have a material adverse effect on the business or condition (financial or otherwise) of the Manager or its ability to enter into and conduct such business as currently conducted) and (ii) has the power, authority, and legal right to manage the Owner Containers and to perform its obligations under this Agreement and the transactions contemplated hereby, including performance of the duties and obligations of the Manager hereunder.

19.2 Representations and Warranties of Owner. As of the Effective Date, the Owner represents and warrants to the Manager that:

(a) The Owner is a company with limited liability duly organized, validly existing and in compliance under the laws of the Netherlands Antilles;

(b) The Owner has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement, and all requisite corporate or entity authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby. Upon due execution and delivery hereof this Agreement will constitute the legal, valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity;

(c) The Owner has not breached its organizational documents or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any applicable laws and regulations of its jurisdiction of incorporation or organization in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Owner, or any material term of any agreement, mortgage, deed of trust, or other instrument to which the Owner is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to the Owner of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Owner or any of its properties; and

(e) To the Knowledge of the Owner, there are (i) no Proceedings or investigations pending or threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Owner of its obligations under, or the validity or enforceability of, this Agreement, and (ii) no injunctions, writs, restraining orders or other orders in effect against the Owner that would adversely affect its ability to perform under this Agreement.

20. AGENTS.

In order to secure the indebtedness evidenced by the Container Debt, the Owner has agreed to collaterally assign its rights under this Agreement to Lenders’ Security Agent, and to create a first mortgage and security interest on the Owner Containers in favor of the Lenders’ Security Agent. The Manager acknowledges the existence of, and consents to, such assignment and agrees that all payments of any kind payable hereunder to the Owner shall be paid, until further notice by the Lender’s Security Agent, directly to the Owner Bank Account. The parties agree that, other than the added obligations in this Clause 20 and other than the security interest contemplated under (i) the General Security Assignment, dated as of July 23, 2007, by and between Capital Lease Limited, Capital Lease Assets Limited, Green Eagle Investments N.V. as Assignors, and ING Bank N.V. as Security Agent, and (ii) Fixed and Floating Charge over the Containers and the Capital Management Accounts, dated on or about July 23, 2007, between Capital Lease, Capital Lease Assets Limited, the Owner and ING Bank N.V., as Security Agent, both as subject to the Non-Disturbance Agreement, dated as of July 23, 2007, by and among ING Bank N.V., a limited liability company organized under the laws of The Netherlands, as agent and security agent for the senior lenders, DVB Bank America N.V., as agent for the junior lenders, ING Bank N.V., as security agent for the junior lenders, and Textainer Equipment Management Limited, as exempted company organized under the laws of Bermuda with limited liability, the Manager’s consent shall not affect its rights and remedies as Manager under this Agreement. The Owner hereby directs and the Manager acknowledges that, from and after the date on which the Manager receives written notice from Lenders’ Security Agent that an event of default under the Container Debt has occurred and is continuing, (i) all rights of the Owner under this Agreement, including the right of the Owner to execute any election or option or to give any notice, consent, waiver or approval, to receive copies of all notices and other instruments or communications, to accept surrender or redelivery of any Owner Container or any part thereof, as well as all the rights, powers and remedies on the part of the Owner under this Agreement, to take such action upon the occurrence of a Manager Default or Termination Right Event hereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings as shall be permitted by this Agreement or by law, and to do any and all other things whatsoever which the Owner is or may be entitled to under or in respect of this Agreement and any right to restitution from the Manager or any other Person in respect of any determination of invalidity of this Agreement, shall be exercised only by Lenders’ Security Agent, as assignee of the Owner’s rights, (ii) all notices and communications to the Owner shall be copied to the Lenders’ Security Agent.

21. GENERAL.

21.1 Notices. All notices, demands, requests and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; or (ii) one (1) Business Day following the day when delivered by facsimile or electronic mail with written confirmation of receipt; or (iii) one (1) Business day following the day when deposited with a reputable, established international overnight courier service for delivery to the intended addressee with next business day delivery guaranteed, prepaid and addressed as set forth below:

To Manager:	Textainer Equipment Management Limited

Century House
16 Par-la-Ville Road
Hamilton HM HX, Bermuda
Attention: Chief Financial Officer
Fax No.: +1 (441) 295-4164
Email:

with a copy to:	Textainer Equipment Management (U.S.) Limited
650 California Street, 16th floor
San Francisco, CA 94108 USA
Attention: Chief Financial Officer
Fax No.: +1 (415) 434-0599
Email:

To Owner:	Green Eagle Investments N.V.
Schottegatweg Oost 18,
Curaçao, Netherlands Antilles
Attention: Willem de Bruyn
Fax No.:+599 (9) 738 4602
Email:

with a copy to:	Green Eagle Investments N.V.
Zeelandia Office Park
Kaya WFG Mensing 14
P.O.Box 3107
Curacao; Netherlands Antilles
Attention: Wilfred Bakker
Fax +5999 4652366

To Lenders’ Security Agent:	ING Bank NV
Attn. Ben Bruens / Denice Sedney
Amstelveenseweg 500,
1081 KL Amsterdam,
The Netherlands
Fax No.: + 31 20 5658226

Any party may change its notice address by notifying the other parties of such change of address in conformity with the provisions of this Clause 21.1.

21.2 Attorneys’ Fees. If any Proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, default, in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorneys’ fees and other costs incurred in connection therewith.

21.3 Further Acts. The Owner and the Manager shall each perform such further acts and execute such further documents as may be reasonably necessary to implement the intent of,

and consummate the transactions contemplated by, this Agreement; provided however that no material additional consideration or liability shall be required of any such party in connection with such acts.

21.4 Severability; Invalidity & Covenants.

(a) Any provision of this Agreement which held by the determination of a court or arbitrator of competent jurisdiction is unenforceable or invalid or unlawful in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability or invalidity or unlawful aspect without invalidating the remaining provisions hereof, and any such unenforceability or invalidity or unlawful aspect in any jurisdiction shall not invalidate or render such provisions unenforceable or invalid or unlawful in any other jurisdiction; and the parties shall attempt to reformulate any such invalid, unlawful or unenforceable provision to the extent reasonably possible to reflect the benefits and burdens contemplated by the parties as of the Effective Date.

(b) Notwithstanding any contrary provision of this Agreement (including subclause (a) above), (i) to the fullest extent permitted by Applicable Law the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable or invalid or unlawful in any respect; and (ii) Owner further agrees and covenants that it shall not at any time (or cause or directly instigate any other Person to) (A) assert any action or claim or counterclaim or defense seeking to have this Agreement or any material part hereof held or declared to be invalid, unlawful or unenforceable (unless entitled hereto under Clause 11 of this Agreement); (B) assign or transfer or purport to assign or transfer any of the Owner Containers or any rights therein in a manner that severs or materially impairs the rights of the Manager with respect thereto under this Agreement, unless such assignment or transfer is undertaken with the prior written consent of the Manager in its sole discretion or unless Owner ensures that the acquiror accepts the assignment of this Agreement and the assumption of the rights and obligations of the Owner hereunder as relating to the transferred Owner Containers and the corresponding Leases, or the acquiror enters into a management agreement on the same terms as this Agreement as relating to the transferred Owner Containers and corresponding Leases; subject to the foregoing conditions the Owner shall be free to transfer the Owner Containers and all other contractual relationships of Owner or the Capital Entities to any of its Affiliates; (C) assign or transfer or purport to assign or transfer any of the Owner Containers or any rights therein to any entity that a U.S. entity is prohibited by applicable laws or regulations or any Governmental Authority from engaging in business with, including entities or countries sanctioned by the Office of Foreign Assets Control (“OFAC”) of the US Department of the Treasury; (D) place any lien or security interest of any kind in any right, title and interest in the Leases or any future leases under which the Owner Containers are leased out under, except to the extent such Leases or leases arise out of or in any way relate to (but only to the extent they relate to) the Owner Containers, provided, that, this Section 21.4(b)(ii)(D) does not prevent Owner from entering into (i) the General Security Assignment, dated as of July 23, 2007, by and between Capital Lease Limited, Capital Lease Assets Limited, Green Eagle Investments N.V. as Assignors, and ING Bank N.V. Netherlands as Security Agent (ii) the Fixed and Floating Charge over the Containers and the Capital Management

Accounts dated on or about July 23 2007 between Capital Lease, Capital Lease Assets Limited, the Owner and ING Bank NV as Security Agent and (iii) the assignment referred to in Clause 20; (E) amend or terminate any Leases without the consent of the Manager, which consent shall not be unreasonably withheld; or (F) lease any container that is not managed by the Manager pursuant to the this Agreement under the Leases.

Owner further acknowledges and agrees that until the Management Date (the period between Effective Date and the Management Date, the “Interim Period”), the Owner shall and shall cause Capital Lease and its Affiliates to manage the Owner Containers in the manner comparable to Capital Lease’s normal course of business, consistent with past practices. In addition, during the Interim Period, the Owner shall allow representatives of TEML to be present at Capital Lease or its relevant Affiliate to participate in the various decisions related to the management of the Owner Containers.

In addition, Owner shall not, and shall cause its Affiliates and the Capital Lease and its Affiliates not to, allow any lien to exist with respect to any of the Management Rights Collateral in support of any obligations unless each of the grantee of such lien and Owner (and its Affiliates) irrevocably agrees that, while no Manager Default or a Termination Right Event is continuing, (i) such Person shall not take any action that might result in, or fail to take any action that might prevent, a loss or limitation of TEML’s right to manage Owner Containers (including TEML’s right to receive payment for such services as provided herein), (ii) it shall cause any future transferee of any of the Management Rights Collateral to assume such Person’s obligations under this Agreement and (iii) in the case of any of Owner, any Affiliate thereof or Capital Lease or its Affiliates, in the event of any bankruptcy of such Person, it shall, and shall cause any future transferee of any of the Management Rights Collateral to, assume all of Owner’s or such Affiliate’s (as the case may be) obligations under the this Agreement, provided, that the Non-Disturbance Agreement dated as of July 23, 2007 among inter alia ING Bank NV, a limited liability company organized under the laws of the Netherlands, as security agent for the senior lenders and the junior lenders, and Owner, shall satisfy the requirements under this paragraph for purposes of the Container Debt.

TEML has relied upon the assignment of the P&R Agreements (as defined in the SPA) in entering into this Agreement and paying the Rights Purchase Price (as defined in the TEML Purchase Agreement). If the P&R Agreements are not allowed to be assigned within a certain period of time contemplated under Section 10.8 of the SPA, subject to certain exceptions, Seller (as defined in the TEML Purchase Agreement) shall pay to Owner $6,000,000 (the “Textainer Rebate”). Owner shall and shall cause its Affiliates and the Capital Companies to: (i) use reasonable best efforts to obtain the Textainer Rebate; (ii) grant to TEML the right to make the request to P&R contemplated in Section 10.8(a) of the SPA within one (1) Business Day of the Closing; and (iii) pay to TEML the Textainer Rebate as soon as possible after receipt of the Textainer Rebate, but in any event not more than 5 Business Days thereafter, provided that TEML shall have the right to off-set the Textainer Rebate pursuant to Section 6.2 of this Agreement if this amount is not paid within such 5 Business Days without regard to any indemnification clauses under the TEML Purchase Agreement or this Agreement. Owner acknowledges and agrees that any violation of subclause (ii) or (iii) of this paragraph shall result in liquidated damages of TEML equal to the Textainer Rebate. The Second Management Service Agreement as well as the First and Second Purchase Agreements between the Parties all contain this payment obligation and the Parties hereby clarify that collectively there shall be only one payment owed under any such clauses.

TEML has relied upon certain rights under the SPA in entering into the TEML Purchase Agreement and paying the Rights Purchase Price. Owner shall and shall cause its Affiliates and the Capital Companies to pursue with reasonable best efforts Owner’s rights under Section 10.6 and 10.8 of the SPA for TEML’s benefit at its election, to the extent TEML has rights thereunder as if TEML had been deemed to be a third-party beneficiary of those sections. In addition, Owner acknowledges that TEML is relying on certain rights under the SPA and agrees not to and shall not and shall cause its Affiliates and the Capital Companies not to consent to any amendments to Sections 5, 7, 8, 9, 10.3, 10.6, 14.3, 14.4 and 14.6 of the SPA without the prior written consent of TEML, such consent not to be unreasonably withheld.

21.5 Assignment of this Agreement; Binding Effect. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, each of the Owner and the Manager, and their respective successors in interest or permitted assigns; provided however that this Agreement and the rights and duties of a party hereunder may not be assigned or transferred by such party to any other Person, other than an Affiliate of such party, without obtaining the prior written consent of the other party in its sole discretion. For the avoidance of doubt the Owner shall be free to assign and transfer this Agreement to any of its Affiliates. Any purported assignment or transfer by a party, except as permitted herein, shall be null and void. Notwithstanding the above, the Manager hereby acknowledges and agrees that the Owner shall collaterally assign all of its rights, title and interest under this Agreement to the Lenders’ Security Agent. The Manager hereby consents to such assignment and agrees that subject to the terms and conditions of such assignment Lenders’ Security Agent shall be entitled to enforce this Agreement directly against the Manager as if a party hereto.

21.6 Waiver. Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing signed by the party granting such waiver, and any such waiver shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

21.7 Interpretation and Construction.

(a) Any reference herein to a section or clause shall be deemed to include a reference to any subsection and sub-clause thereof. The titles and subtitles used in this Agreement, the table of contents and the recitals at the beginning of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as such statutory provision referenced in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

(b) The words “include” and “includes” and “including” and variations thereof used herein shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” in each case, unless otherwise expressly indicated to the contrary. The words “herein,” “hereof,” “hereunder” and words of similar import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary.

(c) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(d) This Agreement has been carefully negotiated between the parties hereto with the full involvement and assistance of their respective legal counsel. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement. No canon of construction or presumption or other laws or rules relating to the interpretation of contracts against the drafter of any particular clause shall be applicable and each party expressly waives the same.

21.9 Entire Agreement. This Agreement, the TEML Purchase Agreement, the Second Purchase Agreement, the Second Management Agreement and the SPA (to the extent referred to herein), including the Exhibits and Schedules hereto and thereto, set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersede all prior or contemporaneous agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written or express or implied, by any party or any officer, employee or representative of any party hereto.

21.10 Amendment. The terms of this Agreement may be amended or modified only by a written instrument signed by the Manager and the Owner.

21.11 Counterparts. This Agreement may be signed in two or more counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

21.12 Signatures. Any signature required with respect to this Agreement may be provided via facsimile or by electronic means and shall in either case be equally effective as the delivery of an originally executed counterpart.

21.13 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, United States of America (as permitted by Section 1646.5 of the California Civil Code as amended or superseded), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties; provided however that any right to arbitration hereunder shall be interpreted and governed solely by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (as amended or superseded). This Agreement and the transactions hereunder shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

21.14 Dispute Resolution.

(a) Arbitration. Notwithstanding any contrary provision hereof, all disputes and controversies and claims arising out of or relating to or in connection with this Agreement shall be resolved exclusively by binding arbitration conducted by a single neutral arbitrator generally qualified in the subject matter of the dispute. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be held in San Francisco, California. A party may seek confirmation and enforcement by any court of competent jurisdiction of any final award; or any injunctive or other interim relief provided by the arbitrator without waiting for a final award by the arbitrator. Either party also may bring an action in a court of competent jurisdiction to compel arbitration under this Agreement or for emergency injunctive relief pending the outcome of such arbitration. The cost of any such arbitration shall be borne equally by the parties involved unless the arbitrator(s) deem such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances. The parties hereto specifically agree that the provisions of Section 1283.05 of the Code of Civil Procedure of the State of California (as amended or superseded) are incorporated into, made a part of, and made applicable to any arbitration pursuant to this Clause where the aggregate amount in controversy exceeds Ten Thousand U.S. Dollars (US$10,000), exclusive of costs, expenses and fees.

(b) Jurisdiction and Venue. Subject to and limited by the foregoing arbitration provisions of Clause 12.14(a), any such disputes and controversies and claims arising out of or relating to or in connection with this Agreement and subject to litigation shall be resolved by the state and federal courts exclusively located in the City and County of San Francisco, California, U.S.A. All proceedings shall be conducted in English. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and, solely for the purposes of enforcing this Agreement, irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Provided that if the state and federal courts located in the City and County of San Francisco, California, U.S.A. do not accept jurisdiction thereof, then the party filing suit may do so in such other appropriate jurisdiction as selected by the filing party in its sole discretion.

(c) Service of Process. Process in any such action or proceeding may be served on any party anywhere in the world. The parties agree that delivery of any process in any means generally provided for notice pursuant to the notice provisions of Clause 21.1 hereof shall constitute valid and lawful service of process against the addressee, without the necessity for service by any other means provided by statute, court rule or other Applicable Law. Nothing in this Clause however shall affect the right of any party to serve process in any other manner permitted by law. The parties hereby irrevocably authorize and appoint the Persons specified below (or such other Persons as it may by notice to the other party hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and service on such Person (or such substitute) shall be deemed to be service on the party concerned:

Manager:

Textainer Equipment Management Limited

c/o Textainer Equipment Management (US) Limited

650 California Street, 16th Floor

San Francisco CA 94108 USA

Attention: Chief Financial Officer

Fax No: +1-415-434-0599

Email:

Owner:

Green Eagle Investments N.V.

Schottegatweg Oost 18,

Curaçao, Netherlands Antilles

Attention: Director

Fax No.: +599 (9) 738 4602

Email:

Lender’s Security Agent

ING Bank NV

Attn. Ben Bruens / Denice Sedney

Amstelveenseweg500,

1081 KL Amsterdam,

The Netherlands

Fax No.: + 31 20 5658226

21.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO AND LIMITED BY THE ARBITRATION PROVISIONS OF CLAUSE 21.14 HEREOF, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of                     .

TEXTAINER EQUIPMENT MANAGEMENT LIMITED		GREEN EAGLE INVESTMENTS N.V.

By:		By:
Name	D. R. Cottingham	Name	Lars Jessen
Title	Director	Title	Proxy

Date Signed:	Date Signed:

Schedules

1	CEU Values
2	Example of Manager Report
3	Proceedings

Index of Definitions

Definition	Location in Agreement
Affiliate	1
Agreement	Preamble
Applicable Law	1
Business Day	1
Capital Group	Recital A
Capital Lease	Recital A
Casualty Loss	1
Casualty Proceeds	1
CEU	1
Claims or Losses	18.1
Confidential Information	7.8(a)
Container	1
Container Debt	1
DTF	3.2
Effective Date	Preamble
Estimated Management Fee	6.1(b)
Finance Lease	1
Finance Lease Payments	1
Force Majeure	16
GAAP	1
Governmental Authority	1
Gross Revenue	1
Indemnification Proceeds	1
Independent Accountant	1
Interim Management Fee	5
Interim Period	21.4
Knowledge	1
Lease	1
Lenders	1
Lenders’ Agent	1
Lessee	1
Lien	1
Location Revenue	1
Managed Containers	1
Management Fee	5
Manager	Preamble
Manager Collection Account	1
Manager Default	11.1
Manager Indemnified Parties	18.1

Manager Reports	1
Master Lease	1
Miscellaneous Owner Proceeds	1
NOI	1
OFAC	21.4(b)
Operating Expenses	1
Operational Review	7.7(a)
Original Equipment Cost	3.4
Owner	Preamble
Owner Bank Account	1
Owner Containers	1
Owner Indemnified Party	18.2
Owner Proceeds	6.1(a)
Person	1
Proceeding	1
Pre-Adjustment Owner Proceeds	6.1(b)
Recipient	7.8(a)
Recipient Parties	7.8(a)
Replacement Manager	1
Sales Proceeds	1
Senior Facility Agreement	1
SPA	Recital A
Subsidiaries	Recital A
TEML	Preamble
TEML Purchase Agreement	Recital D
Term	10.1
Term Lease	1
Terminated Owner Container	1
Termination Notice Date	11.3
Termination Right Event	11.2
Transactions	7.8(f)
US$ or US Dollars	1